Exhibit 10.3

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****]

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2024 (the “Effective Date”, by and among Airway Integrated Management Company, LLC, a Colorado limited liability company (the “Company”), Vivos Therapeutics, Inc., a Delaware corporation (the “Parent Company”), and, V-CO Investors LLC, a Wyoming limited liability company (the “Manager”).

RECITALS

WHEREAS, the Parent Company has initiated a private placement offering of securities (the “Offering”) in which the Manager is also participating as the sole investor;

WHEREAS, the Parent Company has initiated a proposed commercial relationship between VSI Providers, PLLC, a consolidated affiliate of the Parent Company (“VSI”), pursuant to which VSI will enter into a strategic alliance (“SA”) with the Elan Sleep, LLC, d/b/a Colorado Sleep Institute (“CSI”), which is being negotiated separately;

WHEREAS, the Company is a wholly-owned subsidiary of the Parent Company and is negotiating a management agreement with VSI to provide management, consulting and advisory services to the Company in connection with the SA;

WHEREAS, the Parent Company and the Company desire to retain the Manager to provide certain management, consulting and advisory services related to the SA and the associated operations of the Company and VSI upon the terms and conditions hereinafter set forth, and the Manager is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Appointment. The Company hereby engages the Manager to provide, and the Manager hereby agrees to provide (or to cause one or more of its affiliates to provide) the Management Services (as defined below) (the “Services”) to the Company, the Parent Company and VSI, on the terms and subject to the conditions set forth herein.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the later of (i) June 10, 2027 or (ii) such time as Manager has received two (2) times the original investment of the Manager in the Offering. This Agreement shall automatically renew for additional terms of one (1) year each on the anniversary date thereof unless either Party hereto gives written notice of termination to the other Party, which notice shall be given at least sixty (60) days prior to the effective date of termination. The Company may terminate this Agreement on written notice to Manager in the event Manager materially breaches this Agreement and such breach remains uncured (to the extent capable of cure) for a period of thirty (30) days after written notice thereof given by Company. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 3(b), 5, and 5 shall survive any termination of this Agreement, whether pursuant to this Section 2 or otherwise, it being understood that, for the avoidance of doubt, no termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of such termination.

3. Management Services.

(a) Provision of Management Services. During the Term, the Manager shall provide (or cause one or more of its affiliates to provide) the Parent Company and/or the Company with certain oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative expenses of the SA, (ii) advice on strategy of the SA with a view towards maximizing the revenue and profit generated by the SA, (iii) searches for additional potential targets similar to CSI for the Parent Company or its affiliates to form strategic alliances with, (iv) making introductions to industry contacts of the Manager and its affiliates (including New Seneca Partners, Inc.) for purposes of expanding the business and opportunities of the Parent Company, the Company, VSI and the SA, and (v) performing other services as may be reasonably requested from time to time by the Company, VSI or the Parent Company, and agreed to by the Manager, taking into account the level of compensation for services and other engagements that the Manager and its affiliates may have (collectively, the “Management Services”). In performing the Management Services, Manager shall act in good faith, with reasonable care and diligence in a manner reasonably believed by Manager to be in the best interest of the Company. Subject to the Manager’s compliance with its obligations under this Agreement (including under Sections 6 and 7 hereof), nothing herein shall in any way preclude the Manager or its affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others.

(b) Fees for Management Services. As consideration payable to the Manager or any of its affiliates for providing Management Services to the Company, the Company shall pay to the Manager for three years a management fee equal to $37,500 per quarter, payable quarterly in arrears, with a minimum of $25,000 per quarter paid in cash and the remaining up to $12,500 per quarter paid in cash or restricted common stock of the Parent Company (the “Common Stock”), as decided by the Manager (the “Management Fee”). The value of restricted Common Stock, if any, paid as part of the Management Fee will be calculated based upon the average 5-day closing price of the Common Stock ending as of the end of each applicable quarter (or, if the Common Stock is not then publicly listed, as determined in good faith by the Board of Directors of the Company using industry standard valuation metrics).

(c) Participation Payment. In addition to the Management Fee, the Manager will also receive a quarterly cash participation payment from the Company (the “Participation Payment”) equal to [*****] percent ([*****]%) of the net positive cash flow (as determined in accordance with U.S. generally accepted accounting principles) generated by the operations of the SA and received by VSI pursuant to the SA (“Net Cash Flow”).

(i) The Participation Payment shall accrue (the “Accrued Amount”) and not be paid until the Parent Company on a consolidated basis is cash flow positive from operations, as reported in its Securities and Exchange Commission (“SEC”) filings (the “Participation Trigger Event”) (meaning the Parent Company shall receive all Net Cash Flow (if any) from VSI until the occurrence of the Participation Trigger Event).

(ii) Following the occurrence of the Participation Trigger Event, the Company shall pay the Manager:

(A) the lesser of (1) the Net Cash Flow in the previous quarter or (2) one-third of the Accrued Amount within thirty (30) days following the end of each of the first three fiscal quarters of the Parent Company following the quarter during which the Participation Trigger Event occurred; and

(B) the Participation Payment within thirty (30) days of the end of each fiscal quarter (except for the initial Participation Payment, which will be paid within fifteen (15) days of the Parent Company’s filing of the applicable SEC filing demonstrating the occurrence of the Participation Trigger Event).

(iii) The Profit Participation shall continue to be earned quarterly until the later of such time as (i) the Manager receives an amount equal to two (2) times its investment in the Offering; or (ii) or June 10, 2027.

4. Limitation of Liability. Manager warrants to Company and Parent Company that Manager shall perform the Manager Services (i) in accordance with applicable law and this Agreement and (ii) in a timely, competent, and professional manner. Except for the warranty set forth in this Section 4, the Manager makes no representations or warranties, express or implied, in respect of the Management Services to be provided by it hereunder and all such representations and warranties are hereby expressly disclaimed. Neither the Manager nor any of its direct or indirect officers, directors, managers, principals, stockholders, partners, members, equity holders, employees, agents, representatives or affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, its affiliates, the holders of its securities or its creditors related to or arising out of the engagement of the Manager pursuant to, or the performance by the Manager or any of its affiliates of the Management Services contemplated by this Agreement for any loss, liability, damage, cost or expense, unless such loss, liability, damage, cost or expense shall be determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such person or entity. Except for Manager’s or Related Parties’ gross negligence or willful misconduct, in no event will the Manager or any of its Related Parties be liable to the Company or any of its affiliates for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Manager or any of its Related Parties has been advised of the possibility of such damages. Except for Manager’s or Related Parties’ gross negligence or willful misconduct, under no circumstances will the liability of Manager and its Related Parties under this Agreement or otherwise in connection with the Management Services exceed, in the aggregate, the fees actually paid to the Manager hereunder. The Company and the Manager agree that the Related Parties are express third party beneficiaries of the terms of this Section 4. In no event will the Company or any of its direct or indirect officers, directors, managers, principals, stockholders, partners, members, equity holders, employees, agents, representatives or affiliates (“Company Related Parties”) be liable for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Company or any Company Related Parties have been advised of the possibility of such damages. Under no circumstances will the liability of Company or Company Related Parties, in the aggregate, exceed the Management Fee and Participation Payments paid to Manager hereunder.

5. Indemnification.

(a) The Company shall, to the maximum extent not prohibited by applicable law, on a joint and several basis, indemnify, defend and hold harmless the Manager and each of its Related Parties (each, a “Manager Indemnified Party”) from and against any and all losses, suits, actions, proceedings, demands, judgments, claims, damages and liabilities, to which any Indemnified Party may become subject, caused by, related to, arising out of or otherwise in connection with a third-party claim alleging Company’s negligence, willful misconduct, or breach of this Agreement. In addition to the foregoing, the Company will reimburse each Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted solely from the willful misconduct of such Indemnified Party. The reimbursement and indemnity obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the affiliates and controlling persons of the Manager and its Related Parties and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each of the foregoing. Each Indemnified Party, other than the Manager, is an express third-party beneficiaries of the terms of this Section 5.

(b) Manager shall indemnify, defend, and hold harmless Company and each of the Company Related Parties (each, a “Company Indemnified Party”) from and against any and all losses, suits, actions, proceedings, demands, judgments, claims, damages and liabilities, to which any Indemnified Party may become subject, caused by, related to, arising out of or otherwise in connection with a third-party claim alleging Manager’s negligence, willful misconduct, or breach of this Agreement. Manager shall not enter into any settlement without Company’s or an Indemnified Party’s prior written consent.

6. Intellectual Property. Manager assigns to the Company, or an affiliate that is designated by Company, Manager’s entire right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not, hereafter made or conceived solely or jointly by Manager while working for or on behalf of the Company, which relate to, is suggested by, or results from matters set out in any project or services performed by Manager and depends on either: (a) Manager’s knowledge of Confidential Information (as defined in Section 7) it obtains from the Company or any of the Company’s affiliates or (b) the use of equipment, supplies, facilities, information, or materials of the Company or any of the Company’s affiliates. Manager shall disclose any such invention, technique, process, device, discovery, improvement, or know-how promptly to the Company. Manager shall, upon request of the Company, promptly execute a specific assignment of title to the Company, or an affiliate that is designated by Company, and do anything else reasonably necessary to enable the Company, or its designated affiliate, to secure for itself, patent, trade secret, or any other proprietary rights in the United States or other countries. It shall be conclusively presumed that any patent applications relating to any project or services performed by Manager, related to trade secrets of the Company, or which relate to tasks assigned to Manager by the Company, which Manager may file within one year after termination of this Agreement, shall belong to the Company, and Manager hereby assigns same to the Company, as having been conceived or reduced to practice during the term of this Agreement. If for any reason, including incapacity, the Company is unable to secure Manager’s signature on any document needed to apply for, perfect, or otherwise acquire title to the intellectual property rights granted to it under this Section, or to enforce such rights, Manager hereby designates the Company as Manager’s attorney-in-fact and agent, solely and exclusively to act for and on Manager’s behalf to execute and file such documents with the same legal force and effect as if executed by Manager and for no other purpose.

7. Confidentiality. All non-public, confidential or proprietary information of Customer (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, business processes, customer lists, vendor information, pricing, discounts, or rebates disclosed to Manager, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Manager’s use in performing this Agreement and may not be disclosed or copied unless authorized by Company in writing in advance of any disclosure or copying. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Manager’s breach of this Agreement; (b) is obtained by Manager on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Manager establishes by documentary evidence, was in Manager’s possession prior to disclosure hereunder; or (d) was or is independently developed by Service Provider without using any Confidential Information, as established by documentary evidence. Upon Company’s request, Manager shall promptly return all Confidential Information received. Company and/or Company’s affiliates shall be entitled to injunctive relief for any violation of this Section. Manager acknowledges that the Confidential Information may be deemed “material non-public information” of the Parent Company for purposes of the U.S. federal securities laws, and therefore Manager and its affiliates will comply with all applicable laws, rules and regulations relating to the possession or use of such material non-public information, including without limitation, in connection effectuating public or private transactions involving any securities of the Parent Company or sharing such information with third-parties for purposes of such parties’ transactions involving any securities of the Parent Company.

8. Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Manager shall be an independent contractor pursuant to this Agreement. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of the Manager or any of its Related Parties, including, without limitation, in any of their respective capacities as member, managers, stockholders or directors of the Company.

9. Compliance with Law. Manager is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Manager has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

10. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7).

If to the Company:	Airway Integrated Management Company, LLC 7921 Southpark Plaza, Suite 210 Littleton, CO 80120 E-mail: [*****] Attention: [*****]

If to the Manager:	V-CO Investors LLC Two Towne Square, Suite 810 Southfield, MI 48076 E-mail: [*****] Attention: [*****]

11. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

12. Assignment; Successors and Assigns. No party may assign any obligation hereunder to any other party without the prior written consent of the other party and such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Manager may assign its rights and obligations under this Agreement to any of its respective affiliates without the consent of the Company. The assignor shall remain liable for the performance of any assignee. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns.

13. No Third-Party Beneficiaries. Except as provided in Sections 4 and 5, (a) this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and (b) nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted only in the federal or state courts located in Denver, Colorado, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

18. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.

19. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

Airway Integrated Management Company, LLC

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	CEO

V-CO Investors LLC

By: SP Manager LLC, its manager

By:	/s/ Michael C. Skaff
Name:	Michael C. Skaff
Title:	Managing Director